Exhibit 4.12

TETRALOGIC PHARMACEUTICALS CORPORATION

NOTE PURCHASE AGREEMENT

TETRALOGIC PHARMACEUTICALS CORPORATION

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (the “Agreement”) is made as of the 16th day of May, 2013 (the “Effective Date”) by and among TETRALOGIC PHARMACEUTICALS CORPORATION, a Delaware corporation (the “Company”), and Amgen Inc. ( “Purchaser””).

RECITAL

To provide the Company with additional resources to conduct its business, the Purchaser is willing to loan to the Company the amount of three million dollars ($3,000,000), subject to the conditions specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Company and the Purchaser, intending to be legally bound, hereby agree as follows:

1.                                      AMOUNT AND TERMS OF THE LOAN

1.1                               The Loan. Subject to the terms of this Agreement, Purchaser agrees to lend to the Company the amount of three million dollars ($3,000,000) (the “Loan Amount”) at the Closing (as defined below) against the issuance and delivery by the Company of an unsecured convertible promissory note for such amount, in substantially the form attached hereto as Exhibit A (the “Note”). The Note shall be convertible into the Company’s equity securities as provided in such Note.

2.                                      THE CLOSING(S)

2.1                               Closing Condition. As a condition precedent to the Closing, the transactions contemplated by this Agreement shall have been approved by (i) a majority of the board of directors of the Company (the “Board”), and (ii) the holders of fifty three percent (53%) of the Company’s Series C Preferred stock and Series C-1 Preferred stock, voting together as a single class.

2.2                               Closing Date. The closing of the sale and purchase of the Notes (the “Closing”) shall be held on the Effective Date, or at such other time as the Company and the Purchaser shall agree (the “Closing Date”). Delivery. At the Closing (i) Purchaser shall deliver to the Company a check or wire transfer funds in the amount of such the Loan Amount; and (ii) the Company shall issue and deliver to Purchaser a Note in favor of Purchaser payable in the Loan Amount.

3.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents and warrants to Purchaser as follows:

3.1                               Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

3.2                               Corporate Power. The Company will have at the Closing all requisite corporate power to execute and deliver this Agreement, to issue the Note, (collectively, the “Loan Documents”) and to carry out and perform its obligations under the terms of this Agreement and under the terms of each Note. The Board will have on or before the Closing Date approved the Loan Documents.

3.3                               Authorization. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company and the performance of the Company’s obligations hereunder, including the issuance and delivery of the Notes and the reservation of the equity securities issuable upon conversion of the Notes (the “Conversion Securities”) has been taken or will be taken prior to the issuance of such Conversion Securities. This Agreement, and the Notes, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and, with respect to rights to indemnity, subject to federal and state securities laws. The Conversion Securities, when issued in compliance with the provisions of this Agreement and the Notes will be validly issued, fully paid and nonassessable and free of any liens or encumbrances and issued in compliance with all applicable federal and securities laws.

3.4                               Capitalization. As of immediately prior to the Closing, the authorized capital stock of the Company consists of 244,540,361 shares of Common Stock, par value $0.0001 per share (“Common Stock”), 22,995,220 of which are issued and outstanding; and 194,331,744 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), 8,000,000 of which are designated Series A Convertible Preferred Stock (the “Series A Preferred”), all of which are issued and outstanding, 33,703,699 of which are designated Series B Preferred Stock (the “Series B Preferred”), 33,333,334 of which are issued and outstanding, 133,212,722 of which are designated Series C Preferred Stock (the “Series C Preferred”), 98,693,337 of which are issued and outstanding, and 19,915,323 of which are designated Series C-1 Preferred Stock (the “Series C-1 Preferred”), of which 13,276,686 are issued and outstanding. Each share of Series A Preferred Stock is presently convertible into 2.222222 shares of Common Stock, each share of Series B Preferred Stock is presently convertible into one share of Common Stock, each share of

Series C Preferred Stock is initially convertible into one share of Common Stock, and each share of Series C-1 Preferred Stock is initially convertible into one share of Common Stock. All of the outstanding Common Stock and Preferred Stock is validly issued, fully paid and non-assessable. The Company has reserved an aggregate of 35,315,057 shares of Common Stock for issuance to employees and consultants pursuant to the Company’s 2004 Equity Incentive Plan, as amended, duly adopted by the Board of Directors and approved by the stockholders of the Company, under which options to purchase 10,473,692 shares of Common Stock have been granted or committed for issuance, restricted stock grants for 19,268,675 shares of Common Stock have been made, and options for 476,545 shares of Common Stock have been exercised. There currently are outstanding warrants to purchase 1,335,043 shares of Common Stock, warrants to purchase 370,365 shares of Series B Preferred Stock, and warrants to issue 1,991,502 shares of Series C Preferred Stock. All outstanding securities have been validly issued in compliance with all applicable state and federal securities laws.

3.5                               Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Company in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Notes and the Conversion Securities issuable upon conversion of the Notes or the consummation of any other transaction contemplated hereby shall have been obtained and will be effective at the Closing Date.

3.6                               Compliance with Laws. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation of which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company.

3.7                               Compliance with Other Instruments. The Company is not in violation or default of any term of its certificate of incorporation or bylaws, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than such violation(s) that would not have a material adverse effect on the Company. The execution, delivery and performance of this Agreement, the Notes, and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. Without limiting the foregoing, the Company has obtained all waivers reasonably necessary with respect to any preemptive rights, rights of first refusal or similar rights, including any notice or offering periods provided for as part of any such rights, in order for the Company to consummate the transactions contemplated hereunder without any third party obtaining any rights to cause the Company to offer or issue any securities of the Company as a result of the consummation of the transactions contemplated hereunder.

3.8                               Offering. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4 hereof, the offer, issue, and sale of the Notes and the

Conversion Securities are and will be exempt from the registration and prospectus delivery requirements of the Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

3.9                               Disclosure. The Company has fully provided Purchaser with all the information that Purchaser has requested for deciding whether to purchase the Notes and all information that the Company believes is reasonably necessary to enable Purchaser to make such decision. Neither this Agreement nor any ancillary agreement nor any Exhibit hereto or thereto, nor any certificate furnished to Purchaser by the Company in connection with the transaction contemplated by this Agreement, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, when read together, in light of the circumstances under which such statements were made, not misleading.

4.                                    REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Purchaser hereby makes the following representations and warranties to the Company as of the Effective Date:

4.1                               Authorization. Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

4.2                               Purchase for Own Account. Purchaser represents that it is acquiring the Notes and the Conversion Securities (collectively, the “Securities”) solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. The Purchaser has not been formed for the specific purpose of acquiring any of the Securities.

4.3                               Information and Sophistication. Without lessening or obviating the representations and warranties of the Company set forth in Section 3, Purchaser hereby: (i) acknowledges that it has received all the information it has requested from the Company and it considers necessary or appropriate for deciding whether to acquire the Securities, (ii) represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given the Purchaser and (iii) further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

4.4                               Ability to Bear Economic Risk. Purchaser acknowledges that investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

4.5.                            Restricted Securities. The Purchaser understands that the Securities have not been, and will not be, registered under the Act, and will be issued and sold only pursuant to a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy. The Purchaser understands that no public market now exists for any of the securities issued by the Company, that the Company has made no assurances that a public market will ever exist for the Securities.

4.6                               Legends. The Purchaser understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.”

Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

4.7                               Further Limitations on Disposition. Without in any way limiting the representations set forth above, Purchaser further agrees not to make any disposition of all or any portion of the Securities unless and until:

(a)                                 There is then in effect a registration statement under the Act (a “Registration Statement”) covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(b)                                 The Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, such Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Act or any applicable state securities laws, provided that no such opinion shall be required for dispositions in compliance with Rule 144, except in unusual circumstances.

(c)                                  Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by Purchaser to an affiliate of such Purchaser, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were Purchasers hereunder.

4.8                               Accredited Investor Status. Purchaser is an “accredited investor” as such term is defined in Rule 501 under the Act.

4.9                               Further Assurances. Purchaser agrees and covenants that at any time and from time to time it will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Agreement and to comply with state or federal securities laws or other regulatory approvals.

5.                                    MISCELLANEOUS

5.1                               Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2                               Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, made and to be performed entirely within the State of New York, without giving effect to conflicts of laws principles.

5.3                               Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4                               Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5                               Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex, electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at 343 Phoenixville Pike, Malvern, Pennsylvania 19355, and to Purchaser at One Amgen Center Drive, Thousand Oaks, CA 91320 or at such other address as the Company or Purchaser may designate by ten (10) days advance written notice to the other parties hereto.

5.6                               Modification; Waiver. No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Purchaser. Any provision of the Notes may be amended or waived by the written consent of the Company and the Purchaser.

5.7                               Expenses. The Company and each Purchaser shall each bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated herein.

5.8                               Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to Purchaser, upon any breach or default of the Company under this Agreement or the Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by Purchaser of any breach or default under this Agreement, or any waiver by Purchaser of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise afforded to the Purchaser, shall be cumulative and not alternative.

5.9                               Entire Agreement. This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this NOTE PURCHASE AGREEMENT as of the date first written above.

COMPANY:		PURCHASER

TETRALOGIC PHARMACEUTICALS CORPORATION		AMGEN INC.

By:	/s/ John M. Gill	By:	/s/ Jonathan M. Peacock
	John M. Gill		JONATHAN M. PEACOCK
	President & CEO		EVP & CFO

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

EXHIBITS

Exhibit A

Form of Convertible Promissory Note

TETRALOGIC PHARMACEUTICALS CORPORATION

UNSECURED CONVERTIBLE PROMISSORY NOTE

USD $3,000,000	May 16, 2013

FOR VALUE RECEIVED in immediately available funds from AMGEN INC., the undersigned, TETRALOGIC PHARMACEUTICALS CORPORATION, a Delaware corporation (the “Company”), promises to pay to the order of AMGEN INC., or its permitted assigns (the “Holder”), the principal sum of Three Million Dollars (USD $3,000,000) in lawful money of the United States of America, together with interest as provided herein. This Note has been executed by the Company on the date listed on the signature page hereto.

This Note has been issued pursuant to, and is entitled to the benefits of, the Note Purchase Agreement (the “Purchase Agreement”), dated as of May 16, 2013, by and among the Company and Holder. Capitalized terms used herein but not otherwise defined herein have the meanings given to them in the Purchase Agreement.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject and to which the Holder hereof, by the acceptance of this Note, agrees:

1.                                 Maturity Date. Unless earlier converted in accordance with Section 2 hereof, on the earliest of (a) May 16, 2015, (b) the closing of a Liquidation (as defined in the Company’s Certificate of Incorporation, as amended to date) or (c) the date on which an Event of Default (as defined below) has occurred and repayment of this Note has been accelerated pursuant to Section 5.2 (the “Maturity Date”), the Company shall pay to Holder, in cash, the amount of the then outstanding principal balance of this Note plus all accrued and unpaid interest hereon.

2.                                 Note Conversion.

2.1                               Automatic Conversion Upon the Occurrence of a Financing. If, after the date hereof, the Company shall obtain equity investments from an investor or a group of investors aggregating at least $15,000,000 (provided, however, that at least $7,500,000 shall have been raised from investors that are not then currently a debtholder or shareholder in the Company), excluding any principal and interest on the Note converted into equity securities in such financing (a “Qualified Financing”), then all outstanding principal and accrued and unpaid interest on this Note shall, effective on the closing date of such Qualified Financing automatically convert into such number of shares of the type of equity securities to be issued in the equity financing equal to the quotient of:

(a)  the aggregate amount of then outstanding principal and accrued and unpaid interest on this Note divided by

(b)  the lowest price per share actually paid by the investors participating in the equity financing for the securities issued in such Qualified Financing.

For clarity, any convertible debt obligations of Company outstanding as of the date of this Note (and any equity securities converted from any such debt obligations) shall not be included for the purposes determining whether a Qualified Financing has occurred, and the issuance of any convertible debt obligations after the date of this Note shall not be included for the purposes determining whether a Qualified Financing has occurred until such debt obligations have converted into equity securities.

2.2                               Optional Conversion Upon the Occurrence of Non-Qualified Financing. If, after the date hereof, the Company shall obtain an equity investment from an investor or a group of investors which does not qualify as a Qualified Financing (a “Non-Qualified Financing”), all outstanding principal and accrued and unpaid interest on this Note shall, at the Holder’s option and effective on the date of such Non-Qualified Financing, be converted into such number of shares of the type of equity securities to be issued in the Non-Qualified Financing equal to the quotient of:

(a)  the aggregate amount of then outstanding principal and accrued and unpaid interest on this Note divided by

(b)  the lowest price per share actually paid by the investors participating in the Non-Qualified Financing for the securities issued in such Non-Qualified Financing.

2.3                               Optional Conversion Outside of a Financing. If this Note has not been converted or repaid prior to twenty four (24) months following the date hereof, the Notes may be converted at the option of the Holder into such number of shares of the Company’s Series C-1 Preferred Stock (the “Series C-1 Preferred”) equal to the quotient of:

(a)  the aggregate amount of then outstanding principal and accrued and unpaid interest on this Note divided by

(b)  the original purchase price for the Series C-1 Preferred.

2.4                               Conversion Procedure. If this Note is converted to equity securities pursuant to Section 2, the following terms shall govern such conversion.

2.4.1                     Notice of Conversion. With respect to a conversion pursuant to Section 2.1, not less than ten days prior to the closing of the Qualified Financing the Company shall deliver written notice to the Holder of this Note at the address shown on the records of the Company for the Holder, notifying the Holder of the conversion to be effective, specifying the equity securities into which this Note shall be converted, the principal amount of the Note to be converted, the amount of accrued interest to be converted, and the date on which the Qualified Financing (and the conversion of this Note) will occur. With respect to a conversion pursuant to Section 2.2, not less than ten days prior to the closing of the Non-Qualified Financing, the Company shall deliver written notice to the Holder of this Note at the address shown on the records of the Company for the Holder, notifying the Holder of the material terms, including, without limitation, the total amount invested, the type of securities sold and the closing date of the Non-Qualified Financing (the “Non-Qualified Financing Notice”). In the event the Holder

2

elects to exercise its conversion right pursuant to Section 2.2, the Holder shall, within ten (10) days of the Holder’s receipt of the Non-Qualified Financing Notice, deliver written notice to the Company of such election. With respect to a conversion pursuant to Section 2.3, the Holder shall deliver written notice to the Company no later than seven (7) days before the date on which the Holder wishes to convert this Note, notifying the Company of such Holder’s election to convert this Note pursuant to the provisions of Section 2.3. At the applicable conversion date, Holder agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the Holder agrees to indemnify the Company from any loss incurred by it related to such lost, stolen or destroyed Note) for cancellation; provided, however, that upon as applicable (i) the closing of a Qualified Financing a Non-Qualified Financing for which the Holder has exercised its conversion right or (ii) the conversion date for a conversion of this Note into Series C-1 Preferred pursuant to Section 2.3 above, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. In addition, upon the conversion of this Note pursuant to Section 2.1 or Section 2.2, the Holder shall agree to (and execute any documents in connection therewith) any associated restrictions agreed to by the investors in such Qualified Financing or Non-Qualified Financing, including in any case, without limitation, all applicable registration rights, co-sale rights, rights of first refusal, pre-emptive rights, voting agreements, transfer restrictions and other similar rights and restrictions. In addition, upon the conversion of this Note pursuant to Section 2.3, the Holder shall agree to (and execute any documents in connection therewith) any associated restrictions agreed to by the Series C-1 Preferred investors, including in any case the Amended and Restated Investor Rights Agreement, the Amended and Restated Voting Agreement and the Amended and Restated Right of First Refusal and Co-Sale Agreement, each dated May 20, 2011, by and among the Company and each of the parties named therein.

2.4.2                     Mechanics and Effect of Conversion. No fractional shares of the Company’s equity securities shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder the amount of outstanding principal and accrued interest that is not so converted in cash. The Holder shall surrender this Note, duly endorsed, at the principal office of the Company after full conversion of this Note in exchange for stock certificates representing the equity securities into which this Note has been converted. Upon full conversion of this Note, the Company shall be forever released from all its obligations and liabilities under this Note.

2.5                               Optional Conversion Upon a Liquidation. In the event the Company proposes to enter into a transaction which, if consummated, would constitute a Liquidation prior to conversion pursuant to Section 2.1, Section 2.2 or Section 2.3, the Company shall provide the Holder with twenty (20) days written notice prior to the consummation of such transaction (the “Liquidation Notice”). The Liquidation Notice shall set forth the material terms of the proposed Liquidation, including, without limitation, the proposed structure of the Liquidation and the amount and type of consideration to be received by the Company’s equity holders. The Holder shall have the option to (i) redeem this Note for a cash payment from the Company equal to the aggregate amount of outstanding principal and accrued and unpaid interest on this Note, effective on the date of such Liquidation, or (ii) convert, subject to Section 2.4.2, all outstanding principal

3

and accrued and unpaid interest on this Note, effective on the date of such Liquidation, into such number of shares of Series C-1 Preferred equal to the quotient of:

(a)  the aggregate amount of outstanding principal and accrued and unpaid interest on this Note divided by

(b)  the original purchase price for the Series C-1 Preferred.

In the event the Holder elects to exercise its conversion right pursuant to this Section 2.5, the Holder shall, within seven (7) days of the Holder’s receipt of the Liquidation Notice, deliver written notice to the Company of such election.

2.6                               Covenants as to Conversion Shares. The Company covenants and agrees that all shares of equity securities that may be issued upon the conversion of this Note (“Conversion Securities”) will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the pendency of the conversion rights under this Note, have authorized and reserved, free from preemptive rights, a sufficient number of shares of the series of equity securities comprising the Conversion Shares to provide for the conversion of this Note. If at any time during such period the number of authorized but unissued shares of such series of the Company’s equity securities shall not be sufficient to permit conversion of this Note, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of such series of the Company’s equity securities to such number of shares as shall be sufficient for such purposes.

2.7                               Funding of Study. The Company covenants and agrees that it will fund all activities specified under the Study (as such term is defined in that certain Master Clinical Trial Supply Agreement by and between the Company and the Holder dated as of the date hereof) and that it will all times maintain sufficient cash, capital commitments and revenues sufficient for such funding.

2.8                               Prepayment. Except in connection with a Liquidation where the Holder elects not to convert this Note, without the written consent of the Holder, the Company may not and shall not prepay any portion of the outstanding principal of this Note.

3.                                      Interest. Interest shall accrue on the outstanding principal balance of this Note at the rate of 8% per year, compounded annually on the basis of actual days elapsed in a 365- or 366-day year, as appropriate. Notwithstanding any other provision of this Note, the Holder does not intend to charge, and the Company shall not be required to pay, any interest or other fees or charges or premiums in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to the Company or credited to reduce principal hereunder.

4.                                      Waiver of Notice. The Company hereby waives notice, presentment, protest and notice of dishonor.

4

5.                                      Event of Default.

5.1                               Event of Default. The following events shall constitute an “Event of Default” under this Note:

5.1.1                     Voluntary Bankruptcy or Insolvency Proceedings. The Company shall have (a) applied for or consented to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (b) made a general assignment for the benefit of its creditors, (c) been dissolved or liquidated in full or in part, or (d) commenced a voluntary case or other proceeding seeking relief on its behalf as a debtor, or to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, composition, compromise or other relief with respect to itself or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or any other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it.

5.1.2                     Involuntary Bankruptcy or Insolvency Proceedings. If any notice of intention is filed or any proceeding or filing is instituted or made against the Company in any jurisdiction seeking to have an order for relief entered against it as debtor or to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, composition or compromise of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties or assets or seeking possession, foreclosure or retention, or sale or other disposition of, or other proceedings to enforce security over, all or a substantial part of the assets of the Company and the same has not been dismissed, vacated or stayed within sixty (60) days of commencement.

5.1.3                     Failure to Pay. Failure by the Company to pay any principal or interest on any Note when due, whether at maturity or by reason of acceleration.

5.1.4                     Cross-Default. Failure by the Company to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness for borrowed money in an aggregate principal amount in excess of $100,000 (excluding the Notes, but including any other evidence of indebtedness of the Company to the Holder).

5.2                               Acceleration. If an Event of Default under Section 5.1.3 or Section 5.1.4 occurs and is continuing, then the Holder may declare the outstanding principal balance, accrued interest thereon and all other payments payable on the Notes to be forthwith due and payable in cash immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, to the fullest extent permitted by applicable law. If an Event of Default specified in Section 5.1.1 or Section 5.1.2 occurs and is continuing, then the outstanding principal balance, accrued interest thereon and all other payments payable hereunder shall become and be immediately due and payable in cash without any declaration or other act on the part of the Holder. The Holder by notice to the Company may rescind an acceleration and its consequences. No such rescission shall affect any subsequent default or

5

impair any right thereto.

6.                                      Miscellaneous.

6.1                               Successors and Assigns; Transfer. Subject to the exceptions specifically set forth in this Note, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted transferees and assigns of the parties. Neither the Company nor the Holder may transfer or assign its obligations hereunder without the prior written consent of the other party. Upon transfer the Note shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act of 1933.

6.2                               Loss or Mutilation of Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, together with indemnity reasonably satisfactory to the Company, the Company shall execute and deliver to Holder a new Note of like tenor and denomination as this Note. Principal and interest is payable only to the Holder of the Note.

6.3                               Titles and Subtitles. The titles and subtitles of the Sections of this Note are used for convenience only and shall not be considered in construing or interpreting this agreement.

6.4                               Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be delivered in accordance with the Purchase Agreement.

6.5                               Note Holder Not Shareholder. This Note does not confer upon Holder any right to vote or to consent to or to receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the conversion hereof.

6.6                               Governing Law. The terms of this Note shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

6.7                               Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder.

[Signature Page Follows]

6

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name this 16th day of May, 2013.

TETRALOGIC PHARMACEUTICALS CORPORATION

By:	/s/ John M. Gill
Name:	John M. Gill
Title:	President CEO

SIGNATURE PAGE TO CONVERTIBLE NOTE